Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-171552) pertaining to the Amended and Restated 2011 Equity Incentive Plan of our reports dated March 8, 2013, with respect to the consolidated financial statements of Dynavax Technologies Corporation and the effectiveness of internal control over financial reporting of Dynavax Technologies Corporation included in this Annual Report (Form 10-K) of Dynavax Technologies Corporation for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Redwood City, California

August 1, 2013